Exhibit 99.1

 Gene Logic Inc. Elects J. Stark Thompson Non-Executive Chairman of the Board;
       Company Moves to Reflect Highest Standards of Corporate Governance

     GAITHERSBURG, Md.--(BUSINESS WIRE)--Nov. 10, 2004--Gene Logic Inc. (NASDAQ:GLGC) announced today that J. Stark Thompson, Ph.D., 63, has been elected non-executive Chairman of the Board of Gene Logic. Dr. Thompson has served as a member of Gene Logic's Board since February 2002.
     The election of Dr. Thompson results from Gene Logic's decision to separate the roles of Chairman and CEO. The Company believes that this decision will further enhance Gene Logic's corporate governance standards and practices and will enable the Company to better capitalize on its senior management resources.
     Mark D. Gessler, CEO, President and Director of Gene Logic, commented, "Stark has been a valuable asset to our Board, a strong proponent of Gene Logic's mission and is the perfect choice to help guide the Company as Chairman. He brings to this role a breadth of experience in our industry and is a great resource for the management team as we take Gene Logic to the next stage of its growth."
     Dr. Thompson formerly was President and CEO of Life Technologies, Inc., a developer, manufacturer and supplier of products and services for life science research and biotechnology production, from 1988 until his retirement in 2000.

     Gene Logic Overview

     Gene Logic aspires to be the most valued biology partner for the pharmaceutical industry. As a leading drug development services provider, Gene Logic applies its broad and unique mix of technologies, talent and methodologies to work on behalf of its partners to enable them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

     CONTACT: Gene Logic Inc.
              Investors/Media:
              Robert G. Burrows, 301-987-1824
              rburrows@genelogic.com